Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                         Votes for         Votes withheld
Liaquat Ahamed           545,333,593       24,865,496
Ravi Akhoury             545,906,178       24,292,911
Barbara M. Baumann       549,255,821       20,943,268
Jameson A. Baxter        548,878,213       21,320,877
Charles B. Curtis        548,266,326       21,932,764
Robert J. Darretta       548,954,413       21,244,676
Katinka Domotorffy       547,720,210       22,478,879
John A. Hill             548,926,132       21,272,957
Paul L. Joskow           548,318,739       21,880,351
Kenneth R. Leibler       549,128,017       21,071,073
Robert E. Patterson      548,989,554       21,209,535
George Putnam, III       548,805,405       21,393,685
Robert L. Reynolds       549,170,754       21,028,335
W. Thomas Stephens       548,523,544       21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for         Votes against       Abstentions     Broker non votes
24,144,290        778,155             2,228,335       0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for        Votes against        Abstentions     Broker non votes
507,595,281      19,452,349           43,151,459      0



All tabulations are rounded to the nearest whole number.